UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): July 30, 2007
Lions Gate Entertainment Corp.
(Exact name of registrant as specified in charter)
British Columbia, Canada
(State or Other Jurisdiction of Incorporation)

(Commission File Number) 1-14880	(IRS Employer Identification No.) N/A
(Address of principal executive offices)
1055 West Hastings Street, Suite 2200
Vancouver, British Columbia V6E 2E9
and
2700 Colorado Avenue, Suite 200
Santa Monica, California 90404
Registrant’s telephone number, including area code) (877) 848-3866
NO CHANGE

 (Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
Revenue Participation Purchase Agreement
     On July 30, 2007, Lions Gate Entertainment Corp. (the “Company”), through certain of its subsidiaries closed a joint venture transaction that will provide financing for certain television and theatrical motion picture productions substantially produced in the Province of Quebec, Canada (each, a “Qualifying Project”).
     In connection with the transaction, Lions Gate Entertainment Inc. (“LGEI”), Lions Gate Films Inc. (“LGFI”), Lions Gate Television Inc. (“LGTVI”), and MQP, LLC (“MQP”), each a subsidiary of the Company, entered into a Revenue Participation Purchase Agreement dated as of July 25, 2007 (the “RPPA”), with SGF Entertainment Inc., (“SGF”) a subsidiary of Société générale de financement du Québec. MQP was established by LGEI for the purposes of producing, distributing and funding Qualifying Projects. Pursuant to the RPPA, each of LGEI and SGF will purchase a proportionate share of the revenues derived from the Qualifying Projects from MQP. SGF will advance up to 35% of the budgeted costs of Qualifying Projects, which may be produced in the next four years, for an aggregate investment of up to US$140,000,000 and LGEI will advance all amounts necessary to fund the remaining budgeted costs of such Qualifying Projects. The maximum aggregate of budgeted costs over the four-year period will be US$400,000,000, but no more than US$100,000,000 per annum. LGEI has the ability to repurchase SGF’s interests in the Qualifying Projects on the date that is (a) six years from the actual release date of such project (for Qualifying Projects for which production was completed in the first three years of the four-year period), and (b) three years from the actual release date of such project (for Qualifying Projects for which production was completed in the fourth year of the four-year period). SGF will also have the ability to purchase revenue participations in certain sequels derived from Qualifying Projects. There is no requirement for MQP, LGEI or any of their affiliates to produce any production in the Province of Quebec, Canada.
     Pursuant to the RPPA, MQP (and, if MQP is not the owner of the copyright in such Qualifying Project, the owner of such copyright) will enter into a productions services agreement with a production services company having a permanent establishment in Quebec (each a “Services Company”), for each Qualifying Project, which Services company may be, but is not required to be, a subsidiary of the Company. Each Services Company will produce its respective Qualifying Project and MQP will ensure that each Qualifying Project is produced in accordance with the production specifications, which shall be in form and content satisfactory to LGEI and SGF. No Services Company will own any rights in its respective Qualifying Project. Each Services Company will be entitled to receive certain Canadian federal and Quebec provincial tax credits in connection with the production services rendered in respect of its respective Qualifying Project.
Master Distribution Agreements
     In connection with the transaction, MQP has entered into two master distribution agreements (each a “Master Distribution Agreement”), each dated as of July 25, 2007, with (a) LGTVI for Qualifying Projects that are intended to be initially exploited on television, and (b) LGFI for the exploitation of all other Qualifying Projects. Each of LGTVI and LGFI are referred to as a “Distributor”. Pursuant to each Master Distribution Agreement, MQP has granted LGTVI and LGFI, as applicable, all distribution and exploitation rights for the applicable Qualifying Projects owned or controlled by MQP. The Master Distribution Agreements also provide, among other things, that each Distributor shall collect all Gross Receipts (as defined in the Master Distribution Agreements) from the exploitation of Qualifying Projects in the territories and media licensed to such Distributor, deduct a distribution fee, recoup all distribution expenses and releasing costs, pay out all participations and residuals, then distribute 100% of all remaining amounts (the “Net Receipts”).

     In connection with the transaction, MQP granted SGF and LGEI a security interest over all of MQP’s rights in the Qualifying Projects, as collateral security for, among other things, the obligation of MQP to remit a share of the Net Receipts to SGF and LGEI. Each Distributor also granted MQP, SGF and LGEI a security interest over all of its interest in the Qualifying Projects, as collateral security for, among other things, such Distributor’s obligations under the RPPA and applicable Master Distribution Agreements.
Item 7.01. Regulation FD Disclosure.
     On August 1, 2007, the Company issued a press release announcing the joint venture transaction. A copy of the press release is attached as Exhibit 99.1.
     The information in this Item 7.01, including Exhibit 99.1, will not be treated as filed for the purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section. This information will not be incorporated by reference into a filing under the Securities Act of 1933, or into another filing under the Exchange Act, unless that filing expressly refers to specific information in this report. The furnishing of the information in this Item 7.01 is not intended to, and does not, constitute a representation that such furnishing is required by Regulation FD or that the information in this Item 7.01 is material information that is not otherwise publicly available.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.

Exhibit Number	Description

99.1	Press Release dated August 1, 2007

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 1, 2007	By:	/s/ James Keegan
		Name:	James Keegan
		Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release dated August 1, 2007